UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 2, 2014
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Team Health Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-34583 (Commission File Number)	36-4276525 (I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (Address of principal executive offices)		37934 (Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000
Not Applicable
Former name or former address, if changed since last report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 2, 2014, Team Health Holdings, Inc. (the “Company”) and Team Health, Inc. (the “Borrower”), an indirect wholly-owned subsidiary of the Company, amended and restated the Credit Agreement, dated as of June 29, 2011 (as amended, restated, or otherwise modified from time to time, the “Existing Credit Agreement”; as so amended and restated, the “Credit Agreement”), by and among the Company, the Borrower, JPMorgan Chase Bank, N.A., the other lenders from time to time party thereto and the other agents party thereto, by entering into the First Amendment and Restatement Agreement, dated as of October 2, 2014 (the “Amendment and Restatement Agreement”).
The Amendment and Restatement Agreement, among other things, (1) replaced and upsized the existing $275 million Tranche A Term Facility, (2) replaced and upsized the existing $250 million Revolving Credit Facility, (3) extended the maturities of the Tranche A Term Facility and the Revolving Credit Facility from November 1, 2017 to October 2, 2019 and (4) terminated the existing $100 million Incremental Revolving Credit Facility. The Company used proceeds from borrowings under the Tranche A Term Facility and the Revolving Credit Facility to repay in full the existing $250 million Tranche B Term Facility and pay customary fees and expenses associated with the Amendment and Restatement Agreement, with remaining proceeds retained for other future general corporate purposes. After giving effect to the Amendment and Restatement Agreement, the Tranche A Term Facility was increased to $600 million and the Revolving Credit Facility was increased to $650 million.
The Tranche A Term Facility matures on October 2, 2019. The Tranche A Term Loans amortize as follows: 2.5% in the first year, 5% in the second year, 7.5% in the third year, 10% in the fourth year and on a quarterly basis in an amount equal to 2.5% per quarter for the first three quarters of the fifth year, with the balance payable at maturity. The Revolving Credit Facility has a final maturity date of October 2, 2019. The maturity dates under the Tranche A Term Facility and the Revolving Credit Facility are subject to extension with lender consent according to the terms of the Credit Agreement.
The interest rate on any outstanding Revolving Credit Loans and Tranche A Term Loans, and the commitment fee applicable to undrawn Revolving Commitments, will be priced off a grid based upon the Borrower’s first lien net leverage ratio and will initially be LIBOR +1.50% in the case of the Revolving Credit Loans and Tranche A Term Loans and 0.30% in the case of unused Revolving Commitments.
The Credit Agreement contains customary representations, covenants and events of default applicable to the Borrower and the guarantors, including the Company. Financial covenants consist of a maximum total leverage ratio, tested quarterly. The Borrower’s obligations under the Credit Agreement are guaranteed by the Company and all of the Company’s material U.S. subsidiaries and secured by substantially all of the assets of the Borrower and the guarantors.
Pursuant to the terms of the Credit Agreement, the Borrower has an option to request an increase of the credit available under the facility up to an amount equal to the greater of $250 million and an amount such that, after giving pro forma effect to the increase, the first lien leverage ratio does not exceed 3.75:1.00, subject to lender consent and the satisfaction of certain conditions.
The foregoing description of the Amendment and Restatement Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amendment and Restatement Agreement,

which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TEAM HEALTH HOLDINGS, INC.

Date: October 2, 2014
By:    /s/ David P. Jones
Name: David P. Jones
Title: Executive Vice President and
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1
First Amendment and Restatement Agreement, dated as of October 2, 2014, to the Credit Agreement, dated as of June 29, 2011, among Team Health Holdings, Inc., Team Health, Inc., JPMorgan Chase Bank, N.A., the other lenders from time to time party thereto and the other agents party thereto.

99.1	Press Release, dated October 2, 2014